Filed Pursuant to Rule 424(b)(3)
File #333-107357

S&P Managed Futures Index Fund, LP - Performance Summary - July 2005

	Class 1		Class 2
	Units	$ (M)	Units	$ (M)
Net Asset Value, June 30, 2005	49,188	39.7	9,948	8.2
Subscriptions	16,498	13.3	118	0.1
Redemptions	(14758)	(11.9)	(104)	(0.1)
Net Income (Loss)		0.6		0.1

Net Asset Value, July 31, 2005*	50,927	40.7	9,962	8.2

Net Asset Value per Unit, July 31, 2005		$798.97		$819.10

July 2005 Performance		(1.03)%		(0.87)%
Year-to Date Performance		(11.58)%		(10.54)%

* Differences may occur due to rounding

Fund’s Statement of Operations for the Month Ended July 31, 2005

Expenses
Management fees
Class A	$(132,384)
Class B	(8,561)
Administrative fees
Class A	(17,052)
Class B	(3,392)
Professional fees	(12,918)
Other	(1,579)
Total expenses	(175,886)
Less reimbursement of expenses by General Partner	16,568
Net investment profit (loss) for the month	(159,318)
Increase (decrease) in equity SPC	(359,434)
Net increase (decrease) in net assets	$(518,752)

The Fund is not charged any brokerage or performance fees.

I hereby affirm that to the best of my knowledge and belief, the information contained in this statement is accurate and complete.

Richard C. Butt

President, RefcoFund Holdings, LLC, the Fund’s General Partner

Commodity Pool Operator: RefcoFund Holdings, LLC

Commodity Pool: S&P Managed Futures Index Fund, LP

Refco Securities, LLC

Member NASD/SIPC